U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2008

VSURANCE, INC.

(Exact name of registrant as specified in charter)

Nevada	333-132028	13-4303483
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

540 N. Golden Circle, Suite 304,
Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 501-372-4443

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms “we”, “us”, “our”, “our company” or “VSUR” refer to Vsurance, Inc., a Nevada corporation.

ITEM 3.02 – UNREGISTERED SALE OF EQUITY SECURITIES.

The company has a significant financial indebtedness with Samir Financial. On December 15, 2005, we executed a Loan and Security Agreement with Samir Financial, LLC (the “Lender”) for $4,000,000. This loan was due in full at the end of twelve months (December 14, 2006). We were unable to pay off this loan at that time. Samir Financial has agreed to extend the loan until June 15, 2007 in exchange for a $500,000 extension fee. At December 31, 2006, we had not paid the extension fee. A portion of the fee was paid – $200,000 – in January 2007; however, a balance of $300,000 remains outstanding. The loan payoff of $5,000,000 was set for June 15, 2007, and was not made. The demand date of the loan’s maturity has now been set at December 31, 2007 for $5.3 million. . Security for this loan is all company assets.

The Board of Directors on January 29, 2008, authorized and issued 60,000,000 common shares of the company’s common stock valued at $0.0015 to W. Russell Smith, III Chairman and CEO. These shares were issued in order to retain him in this capacity as Chairman and CEO. The company does not have sufficient operating capital run the company nor the ability to pay compensation. The Company is presently not in a position to repay this loan and the Company cannot afford to loose its CEO and pet insurance industry expert. If the Company were to loose this vital person, the guarantor of the Samir loan, and key man as designated by the Key Man life insurance which has been assigned as collateral to Samir Financial all shareholders, investors and participants would loose their entire investment by virtue of the immediate foreclosure by the lender.

In exchange for these shares Mr. Smith will continue on as Chief Executive Officer; continue to personally guarantee the Samir loan; and continue to develop the companies business model and the successful turnaround of all operations including the repayment of the Samir Financial debt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2008

VSURANCE, INC.

/s/ W. RUSSELL SMITH, III
W. Russell Smith, III
CEO